Consent of Independent Registered Public Accounting Firm

The Board of Directors of
The Herzfeld Caribbean Basin Fund, Inc.:

We consent to the use of our report dated August 20, 2014 for The Herzfeld Caribbean Basin Fund, Inc., incorporated by reference herein, and to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights”.

/s/ KPMG LLP

San Francisco, CA
September 29, 2014